Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Legence Corp. of our report dated December 19, 2025, with respect to the consolidated financial statements of The Bowers Group, Inc. and subsidiaries appearing in the Current Report on Form 8-K/A of Legence Corp. filed with the Securities and Exchange Commission on March 19, 2026. We also consent to the reference to us under the heading “Experts” in the Registration Statement No. 333-294894 on Form S-1 of Legence Corp.

/s/ Lanigan Ryan, P.C.

Gaithersburg, Maryland

April 7, 2026